April 8, 2025
Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

On March 12, 2024, we reported on the consolidated financial statements of Millicom International Cellular S.A. and its subsidiaries (collectively, the “Company”) as of December 31, 2023 and 2022, and for the three-year period ended December 31, 2023, and the effectiveness of internal control over financial reporting as of December 31, 2023. We have read the Company’s statements included under Item 16F of its Annual Report on Form 20-F dated April 8, 2025, and we agree with such statements.

Very truly yours,
/s/ Ernst & Young S.A.
Luxembourg, Grand Duchy of Luxembourg